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                                                              Exhibit 99.2(k)(4)

                    SCUDDER WEISEL CAPITAL ENTREPRENEURS FUND

                ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT



AGREEMENT dated this 22 day of January, 2001, by and between SCUDDER WEISEL CAPITAL ENTREPRENEURS FUND (the "Fund"), a Delaware business trust, and Scudder Weisel Capital LLC, a Delaware limited liability company ("Scudder Weisel").


In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1. The Fund hereby appoints Scudder Weisel to provide information and services for the benefit of the Fund and its shareholders. In this regard, SWC shall appoint various broker-dealer firms and other service or administrative firms ("Firms") to provide services including (A) shareholder services and (B) administrative assistance for persons who are investors in the Fund.

         (A) Such shareholder services may include, but shall not be limited to, the provision of personal, continuing services to their customers who are investors in the Fund, establishment and maintenance of shareholder accounts, maintaining retirement plan accounts, communicating periodically with shareholders and providing information and responding to questions about the Fund, the Fund's Shares, the availability of Shares in any continuous offering, and repurchase offers, and handling correspondence from shareholders about their accounts.

         (B) Such administrative assistance may include, but shall not be limited to, maintaining account records, receiving, aggregating and processing purchase and redemption transactions, providing and keeping retirement plan records, acting as the sole shareholder of record and nominee for shareholders, providing beneficial owners with account statements, processing dividend payments, issuing shareholder reports and transaction confirmations, providing subaccounting services for Shares held beneficially, forwarding shareholder communications to beneficial owners, receiving, tabulating and transmitting proxies executed by beneficial owners, general account administration activities, and such other services as may be agreed upon from time to time and as may be permitted by applicable statute, rule or regulation.

In addition, the Firms shall make available an account for each of their customers through the Fund and shall provide such office space and equipment, telephone facilities, personnel and literature distribution as is necessary or appropriate for providing information and services to their customers. The amount of administrative and shareholder service fees payable by the Fund under this Plan is not related directly to the expenses incurred by SWC and this Plan does not obligate the Fund to reimburse SWC for such expenses. Firms may include affiliates of Scudder Weisel. Scudder Weisel may also provide some of the above services for the Fund and its shareholders directly.
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2. Scudder Weisel accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. Scudder Weisel shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. Scudder Weisel, by separate agreement with the Fund, may also serve the Fund in other capacities. In carrying out its duties and responsibilities hereunder, Scudder Weisel will appoint various Firms to provide administrative and shareholder services described herein directly to or for the benefit of investors in the Fund. Such Firms shall at all times be deemed to be independent contractors retained by Scudder Weisel and not the Fund. Scudder Weisel and not the Fund will be responsible for the payment of compensation to such Firms for such services.

3. For the services and facilities described above in Section 1, the Fund will pay to Scudder Weisel at the end of each calendar month an administrative and shareholder services fee computed at an annual rate of up to 0.50 of 1% of the average daily net assets of the Fund attributable to each class of the Shares. The initial fee schedule is set forth as Appendix I hereto. The administrative and shareholder services fee will be calculated separately for each class of the Fund as an expense of each such class. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month and year, respectively. The services of Scudder Weisel to the Fund under this Agreement are not to be deemed exclusive, and Scudder Weisel shall be free to render similar services or other services to others. Firms that provide only shareholders services included in paragraph (A) of Section 1, and provide no administrative assistance included in paragraph (B) of Section 1, shall be paid a fee not to exceed on an annual basis 0.25 of 1% of the average daily net asset value of the shares of the Fund for which such shareholder services are provided.

4. The net asset value for each Share of the Fund shall be calculated in accordance with the provisions of the Fund's current prospectus. On each day when net asset value is not calculated, the net asset value of a Share of the Fund shall be deemed to be the net asset value of such a Share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

5. Scudder Weisel shall be contractually bound hereunder by the terms of any publicly announced fee cap or waiver of its fee or by the terms of any written document provided to the Board of Trustees of the Fund announcing a fee cap or waiver of its fee, or any limitation of the Fund's expenses, as if such fee cap, fee waiver or expense limitation were fully set forth herein.

6. The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by Scudder Weisel under this Agreement.

7. This Agreement may be terminated at any time without the payment of any penalty by a majority of the Board of Trustees or by a majority of the Trustees who are not "interested persons of the Fund," as that term is defined in the Investment Company Act of 1940, as amended ("1940 Act"), or with respect to a class of Shares, by a vote of a majority of outstanding Shares of the class or by Scudder Weisel on sixty (60) days' written notice to the other party.

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Termination of this Agreement shall not affect the right of Scudder Weisel to receive payments on any unpaid balance of the compensation described in Section 3 hereof earned prior to such termination. This Agreement shall terminate automatically in the event of its "assignment," as that term is defined in the 1940 Act. This Agreement may not be amended for any class to increase the amount to be paid to Scudder Weisel for services hereunder above 0.50 of 1% of the average daily net assets of such class without the vote of a majority of the outstanding voting securities of such class. All material amendments to this Agreement must in any event be approved by vote of the Board of Trustees of the Fund.

8. Each agreement between Scudder Weisel and the Firms related to the services described hereunder with respect to any class of Shares of the Fund shall be terminated without penalty to the Fund by Scudder Weisel in the event that the Administrative and Shareholder Services Plan with respect to such class of Shares is terminated or upon the direction of a majority of the Independent Trustees or by vote of a majority of the outstanding Shares of such class, on not more than 60 days' written notice to any other party to the agreement.

9. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

10. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

11. All parties hereto are expressly put on notice of the Fund's Amended and Restated Declaration of Trust and all amendments thereto, all of which are on file with the Securities and Exchange Commission, and the limitation of shareholder and trustee liability contained therein. This Declaration of Trust has been executed by and on behalf of the Fund by its representatives as such representatives and not individually, and the obligations to the Fund thereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually but are binding upon only the assets and property of the Fund.

12. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware.


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IN WITNESS WHEREOF, the Fund and Scudder Weisel have caused this Agreement to be executed as of the day and year first above written.

                             SCUDDER WEISEL CAPITAL ENTREPRENEURS FUND




                             By: /s/ Christopher E. Nordquist
                                 -----------------------------------------------
                                          Name:  Christopher E. Nordquist
                                          Title:    Vice President


                                        SCUDDER WEISEL CAPITAL LLC



                             By: /s/ Peter H. Mattoon
                                 -----------------------------------------------
                                          Name:   Peter H. Mattoon

                                          Title:    President


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                                   APPENDIX I




                                FEE SCHEDULE FOR
                ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT


Pursuant to Section 3 of the Administrative and Shareholder Services Agreement ("Agreement") to which this Appendix is attached, the Fund and Scudder Weisel agree that the administrative and shareholder services fee will be computed at an annual rate of 0.50 of 1% based upon assets with respect to which a Firm provides services under the Agreement, except that Firms that provide only shareholders services included in paragraph (A) of Section 1, and provide no administrative assistance included in paragraph (B) of Section 1, shall be paid a fee on an annual basis of 0.25 of 1% of the average daily net asset value of the shares of the Fund for which such shareholder services are provided.


                             SCUDDER WEISEL CAPITAL ENTREPRENEURS FUND




                             By: /s/ Christopher E. Nordquist
                                 -----------------------------------------------
                                          Name:   Christopher E. Nordquist
                                          Title:     Vice President


                             SCUDDER WEISEL CAPITAL LLC



                             By: /s/ Peter H. Mattoon
                                 -----------------------------------------------
                                          Name:  Peter H. Mattoon
                                          Title:    President



Dated:  January 22, 2001



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